[LOGO]                                                                                                                                      Contacts:   Bryan A. Binyon, V.P. and Treasurer
                                                                                                                                                                      (812) 468-5195
                                                                                                                                                                      Robert A. Cole, S.V.P. and CFO
                                                                                                                                                                      (812) 468-5601

AMERICAN GENERAL FINANCE CORPORATION
REPORTS 16% EARNINGS INCREASE

Highlights for the year:
  z Receivables grow 14%
  z Charge-offs improve 52 basis points
  z Earnings increase 16%

EVANSVILLE, IN, January 26, 2000 - American General Finance Corporation reports a 16% increase in annual earnings to $225 million for full year 1999. The increased earnings were based on controlled quality growth coupled with continued efficiency improvements.

With a $1.4 billion asset increase during 1999, total assets surpassed the $12 billion mark. The asset increase resulted from continued finance receivable growth including nearly $800 million of growth in the fourth quarter. At December 31, 1999, the portfolio was comprised of 64% real estate loans, 24% non-real estate loans and 12% retail sales finance receivables.

Full year 1999 results demonstrated the effectiveness of the company's credit risk management systems and programs as charge-off ratios improved in all major products compared to 1998. The total charge-off ratio for 1999 was 2.08%, a 52 basis point improvement over the 2.60% charge-off ratio for 1998. For the current quarter, the charge-off ratio was 2.20% compared to 2.64% for fourth quarter 1998. At December 31, 1999, the 60-day plus delinquency ratio improved to 3.50% from 3.71% at September 30, 1999 and 3.78% at December 31, 1998. The allowance for finance receivable losses at period end remained strong at 3.58% of net finance receivables and 1.7 times fourth quarter 1999 annualized charge-offs.

Operating expenses as a percentage of average net receivables also improved to 5.19% for the full year 1999 compared to 5.93% for the same period in 1998.

Management is proud of American General Finance's results for 1999 and the company's position. With a strong branch network of well-trained individuals supported by advanced credit risk management systems, the company expects to continue growing with quality receivables while controlling operating expenses.

_______________________________________________________________________________________

American General Finance Corporation and its subsidiaries are engaged in the consumer finance and credit insurance business. The company, headquartered in Evansville, Indiana, has assets of $12.5 billion and operates 1,314 offices in 39 states, Puerto Rico, and the U.S. Virgin Islands. Products and services are provided to more than 2 million American families. The company offers direct consumer and home equity loans, retail sales financing, and other credit-related products.

All statements, trend analyses, and other information contained in this release relative to trends in the company's operations or financial results, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects upon the company. There can be no assurance that future developments affecting the company will be those anticipated by management. Actual results may differ materially from those included in the forward-looking statements.

These forward-looking statements involve risks and uncertainties including, but not limited to, the following: (1) changes in general economic conditions, including the performance of financial markets, interest rates, and the level of personal bankruptcies; (2) customer responsiveness to both products and distribution channels; (3) competitive, regulatory, or tax changes that affect the cost of, or demand for, the company's products; (4) the ability to secure necessary regulatory approvals; and (5) adverse litigation results or resolution of litigation. Readers are also directed to other risks and uncertainties discussed in documents filed by the company with the Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future developments, or otherwise.

American General Finance Corporation FINANCIAL HIGHLIGHTS: (Dollars in Millions, Annualized Percentages) (Unaudited)
	For the Three Months Ended December 31		For the Year Ended December 31
	1999	1998	1999	1998
Total Revenues	$444	$411	$1,716	$1,594

Interest Expense	151	132	564	501
Operating Expenses	127	120	509	494
Provision for Finance Receivable Losses	55	59	203	208
Insurance Losses and Loss Adjustments	24	20	87	85
Total Expenses	357	331	1,363	1,288

Income Before Provision for Income Tax	87	80	353	306
Provision for Income Tax	32	28	128	112
Net Income	$ 55	$ 52	$ 225	$ 194

Finance Charge Yield	14.38%	15.27%	14.50%	15.87%
Charge-off Ratio	2.20%	2.64%	2.08%	2.60%
Risk Adjusted Yield	12.18%	12.63%	12.42%	13.27%

Operating Expenses as a % of
Average Net Receivables	4.98%	5.37%	5.19%	5.93%

Return on Assets	1.85%	1.97%	1.96%	1.96%
Return on Equity	13.54%	13.49%	13.86%	13.31%

Charge-off Ratios
Real Estate Loans	0.75%	0.74%	0.63%	0.72%
Non-Real Estate Loans	5.69%	6.16%	5.36%	5.72%
Retail Sales Finance	2.65%	3.29%	2.67%	3.23%
Total Finance Receivables	2.20%	2.64%	2.08%	2.60%

AT:		12/31/99	12/31/98
Total Assets		$12,464	$11,060

Net Finance Receivables
Real Estate Loans		$ 6,919	$ 5,660
Non-Real Estate Loans		2,526	2,511
Retail Sales Finance		1,312	1,301
Total Finance Receivables		$10,757	$ 9,472

Allowance for Finance Receivable Losses
Balance at End of Period		$385	$373
As a Percentage of Net Finance Receivables		3.58%	3.94%

60-Day+ Delinquency Ratios
Real Estate Loans		3.08%	3.32%
Non-Real Estate Loans		5.39%	5.48%
Retail Sales Finance		1.85%	2.26%
Total Finance Receivables		3.50%	3.78%